Exhibit 99.1

FOR IMMEDIATE RELEASE:
Date: July 11, 2005
Contact: Kenneth L. Bertrand

                           Allied First Bancorp, Inc.
                          Announces Deregistration with
                       Securities and Exchange Commission

     NAPERVILLE,  ILLINOIS,  July 11, 2005 - Allied First Bancorp, Inc., (OTCBB:
AFBA) announced today that it filed a Form 15 with the Securities and Exchange Commission (the "SEC") on July 11, 2005. The Form 15 was filed with the SEC in order to terminate the company's common stock registration under the Securities Exchange Act of 1934.

     The obligation of Allied First Bancorp to file periodic reports with the SEC, including reports on Forms 10-KSB, 10-QSB and 8-K, will cease upon filing of the Form 15. Once the Form 15 is effective, which is expected to be within 90 days of filing, the obligations of Allied First Bancorp to file proxy statements with the SEC will also cease.

     According to Kenneth L. Bertrand, President and Chief Executive Officer of the company, "Allied First Bancorp is taking this action in order to reduce operating expenses. We believe that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC, outweigh the benefits of public reporting." Mr. Bertrand emphasized, "This action will in no way change the way Allied First Bancorp conducts its business, and Allied First Bancorp will continue to provide certain information to stockholders on a periodic basis."

     Allied First Bank, the savings bank subsidiary of Allied First Bancorp, has one full-service office located in Naperville, Illinois. At June 30, 2005, Allied First Bancorp had $145 million in assets, $106 million in deposits and $10 million in stockholder's equity.